EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 17, 2017 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10‑K for the year ended October 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S‑8 (File No. 333-21161, effective February 5, 1997, File No. 333-103152, effective February 12, 2003, File No. 333-178354, effective December 7, 2011 and File No. 333-210030, effective March 9, 2016).

/s/GRANT THORNTON LLP
Cleveland, Ohio
January 17, 2017